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FORM OF LETTER TO RETIREMENT PLAN SPONSORS

[Subject]
News that may affect your retirement plan

[body]
Dear plan sponsor:

We’re reaching out to provide you with updates related to our money market funds and how these changes may affect your retirement plan.

Introduction of American Funds Money Market FundSM

Effective May 1, 2009, American Funds will introduce American Funds Money Market Fund (MMF). The investment objective of MMF is to provide income while preserving capital and maintaining liquidity. It seeks to preserve the value of an investment at $1.00 per share.

Although MMF will have a 12b-1 plan, given the current market environment, it will not initially pay any 12b-1 service fees to advisers until interest rates rise to more reasonable levels. Please note that further reductions in short-term yields may require us to also suspend recordkeeping support payments made by MMF.

Given that the new fund combines the investment strategies of our existing taxable money market funds — The Cash Management Trust of America® (CMTA) and The U.S. Treasury Money Fund of AmericaSM (CTRS) — the boards of both CMTA and CTRS have decided to seek shareholder approval to merge those funds into MMF.

How could this affect your plan?

Assuming approval of the merger, plan investments in CMTA and CTRS will be automatically moved into MMF on the date of the merger. This includes the use of CMTA/CTRS:

■	as an investment option available to plan participants

■	as the plan’s default investment, and/or

■	as the plan’s forfeiture account investment.

In addition, plans will likely see a reduction in the plan credit that offsets gross recordkeeping fees if they offer MMF. Note that plans currently offering CMTA or CTRS will also see a reduction in their plan credit amount after the anticipated merger of those funds into MMF.

As a reminder, the credit that offsets gross recordkeeping fees is derived from recordkeeping support payments and a portion of 12b-1 fees generated by a plan’s investment options. The initial suspension of 12b-1 fee payments in MMF will result in a lower credit rate for plan assets invested in that fund. The resulting impact on a plan’s net recordkeeping fees will depend on several factors, in particular the portion of plan assets invested in MMF.

For your reference, we’ve attached a document titled “Annual Credit and Compensation Rates,” which reflects the updates for MMF described above. The current version of this document is available on the Plan Service Center website (go to the Forms & Documents tab, then, using the left-hand navigation, select Annual credit rate disclosure under the Plan Documents heading).

Finally, please be aware that CMTA will no longer be used as a vehicle for automatic IRA rollovers as of May 1, 2009. At that time, MMF will become the investment vehicle for automatic rollovers. New Automatic Rollover IRA Employer Agreements will be available on the plan sponsor website in early May.

Communicating with your plan’s participants

We encourage you to consider communicating information related to the anticipated merger to your plan’s participants. To maintain fiduciary protection, you should notify your plan participants at least 30 days before the merger that, absent an affirmative election to move their CMTA or CTRS investments to another option under the plan, their CMTA or CTRS investments will automatically be moved into MMF on the date of the merger. A sample notice for this purpose can be found by clicking on the link below:

 [INSERT LINK]

While it appears that the merger may be approved sometime during the summer, we will reach out to you as soon as we know the actual date.

Contact us with questions

Please contact your American Funds Retirement Plan Coordinator with questions about the changes to our money market offering and how your plan may be affected.

Thank you for your continued support of American Funds. We look forward to servicing your company’s retirement plan needs for years to come.

This document is not an offer to sell and is not soliciting an offer to buy any securities of the funds. Shareholders of each fund are encouraged to read the proxy statement when it becomes available as it contains important information regarding the proposed transactions. Shareholders will be mailed a proxy statement and proxy ballot and may obtain the proxy statement, as well as other relevant documents, for free on the SEC’s website at sec.gov. For The Cash Management Trust of America and The U.S. Treasury Money Fund of America, the proxy statement and other information may be found under the filings for American Funds Money Market Fund. You may also request a complimentary copy of the proxy statement by calling American Funds Service Company at 800/421-0180 or by writing to the secretary of the funds at 333 South Hope Street, Los Angeles, California 90071.